Exhibit 10.9

August 27, 2019

George Scangos, PhD

Dear George,

This letter agreement (the “Agreement”) sets forth the terms and conditions of your continued employment with Vir Biotechnology, Inc. (“VirBio” or the “Company”). This Agreement supersedes and replaces all prior written employment agreements, offer letters, or oral promises regarding the subject matter herein, including, but not limited to, your initial December 12, 2016 offer letter agreement with the Company.

1. Position; Location: You will continue to serve as the Company’s Chief Executive Officer and will be responsible for all duties associated with that role, along with any other duties that are assigned to you from time to time by the Company’s Board of Directors or the Compensation Committee thereof, as determinations or responsibilities may be delegated from the Board of Directors to the Compensation Committee (collectively, the “Board”) and any subsidiary companies as applicable. This position is full-time. As an exempt salaried employee, you are expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation. You will continue to work out of VirBio’s offices located at 499 Illinois Street, Suite 500, San Francisco, CA 94158. You shall continue to serve as a member of the Board for so long as you serve as Chief Executive Officer of the Company, or until your earlier resignation or removal. Upon your cessation of service as Chief Executive Officer of the Company you shall be deemed to have voluntarily resigned from the Board, effective immediately, unless otherwise agreed between you and the Company at that time. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

2. Reporting Relationship: You will continue to report directly to the Board.

3. CIIAA; Company Policies: You are required to continue to abide by your obligations under the Company’s standard confidential information and inventions assignment agreement (the “CIIAA”), a signed copy of which is attached to this letter as Exhibit A. In addition, you must continue to comply with Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.

4. Base Salary: You will continue to receive an annualized base salary of $517,500. Salary is subject to deductions for taxes and other withholdings as required by law and is payable in accordance with VirBio’s payroll cycle.

5. Annual Bonus: You will continue to be eligible for an annual (calendar year) discretionary bonus, with a target amount equal to 50% of your annual base salary, contingent upon achievement, in the Company’s sole discretion, of individual and Company performance objectives established by the Company, as well as any other criteria the Company deems relevant. Annual bonus payments are also contingent upon, and calculated with reference to, the availability of sufficient funds as determined by the Board. To receive payment of any bonus, you must be employed by the Company at the time bonuses are paid. Any bonus is not earned until paid and will be paid on or before March 15 of the year following the year for which the bonus is awarded. If your employment terminates for any reason prior to the payment date, you will not have earned, and will not be paid, any pro-rated bonus.

6. Equity: In addition to any equity awards previously granted to you, you shall continue to be eligible for further equity awards from time to time as determined by the Board in its sole discretion. All equity awards shall be governed in all respects by the terms of the applicable written agreements and plan documents.

You acknowledge and agree that all equity awards referenced in your Offer Letter to which you are entitled as of the date of this Agreement have been granted such that the Company owes you no further obligations relating to such equity awards.

In the event of a Change in Control (as defined in the Company’s Amended and Restated 2016 Equity Incentive Plan), all shares, options and other securities subject to unvested equity awards (other than the portion of such equity awards that would otherwise have vested during the six-month period after the date of such Change in Control (the “Carved Out Equity”)) that are outstanding as of the date of this Agreement will become fully vested and exercisable and no longer subject to any restrictions or forfeiture upon such Change in Control. The Carved Out Equity shall, subject to your continued employment with the Company or its successor in such Change in Control, continue to vest over the first six months after the date of the Change in Control in accordance with the vesting schedule in effect prior to the Change in Control; provided, that in the event your employment is terminated either by the Company (or its successor) without Cause (as defined in the Severance Plan referenced in Section 9 below) or by you for Good Reason (as defined in the Severance Plan referenced in Section 9 below) then all such Carved Out Equity shall immediately become fully vested and exercisable and no longer subject to any restrictions or forfeiture. If a termination of employment occurs as specified in the immediately preceding sentence, the accelerated vesting of all equity described in this paragraph would be in addition to your receipt of the other Severance Benefits under the Company’s Severance Plan, as referenced in Section 9 below. For purposes of clarity, this Section 6 shall not apply to any equity awards granted after the date of this Agreement.

7. Benefits: During your employment, you shall continue to be eligible to participate in the employee benefit plans maintained by VirBio as are in effect from time to time and generally available to similarly situated VirBio employees, subject in each case to the generally applicable terms and conditions of the plan in question and Company policies. In addition, you will continue to be eligible for paid time off consistent with applicable law and the VirBio policy generally applicable to similarly situated VirBio employees. Any benefits offered by VirBio are subject to change without notice at the sole discretion of VirBio.

8. At-Will Employment. Your employment with VirBio will continue to be at at-will, such that either you or the Company can terminate the relationship at any time with or without cause and with or without notice; provided, however, that in the event you elect to terminate your employment without Good Reason (as defined in the Severance Plan referenced in Section 9 below), you agree to provide the Company with at least thirty (30) days’ advance written notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

9. Severance. You are eligible for severance benefits pursuant to the Company’s Change in Control and Severance Benefit Plan, as approved by the Board on March 11, 2019, and as may be amended from time to time in the Company and Board’s sole discretion (the “Severance Plan”). You hereby acknowledge and agree that any prior written or oral promise of severance benefits are hereby extinguished and superseded by your rights pursuant to the Severance Plan.

10. Conflicts. By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You agree that while employed by the Company you will not engage in any other employment, consulting or other business that would interfere with your duties to the Company or create a conflict of interest. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with The Company.

11. Outside Activities. You agree to devote such of your business time, energy, and skill to the affairs of the Company and its subsidiaries as shall be necessary to perform the duties of such positions; provided, however, that you may engage in civic and not-for-profit activities (e.g. charitable and industry association activities) so long as such activities do not materially interfere with your obligations to the Company or create a conflict of interest. You further agree that if, during the term of your relationship with the Company, you wish to perform any consulting or outside activities for any business or for-profit entities, including serving on any advisory boards or boards of director of for-profit entities, any such additional activities shall require the Company’s prior written consent. You are hereby expressly permitted to engage in the activities set forth in Exhibit B hereto, solely to the extent specified therein (collectively, the “Outside Activities”). It is agreed and understood that, so long as you devote sufficient time, energy, and skills to your duties to the Company, maintain your confidentiality obligations to the Company and do not use or access any resources or facilities of the Company in connection with the performance of such Outside Activities, (i) your performance of such Outside Activities as specifically set forth in Exhibit B and any assignment of intellectual property arising from such Outside Activities shall not be deemed a violation of this Agreement, your CIIAA, or any other agreement between you and the Company; and (ii) your performance of the Outside Activities shall not be deemed a violation of any fiduciary duty owed to the Company. Notwithstanding the foregoing, the Company retains the right to revoke, in its sole discretion, its consent to your engaging in any such Outside Activities, or to modify the scope of any Outside Activities you may perform for or in relation to any individual, organization or entity, including those set forth on Exhibit B. Any such revocation or amendment of scope will be communicated to you in writing, and will be deemed effective as of the date of delivery of such notice of revocation.

12. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13. Tax: All amounts payable under this letter are subject to all applicable deductions and withholding.

14. Section 409A. To the extent that any provision of this offer is ambiguous as to its exemption or compliance with Section 409A of the Internal Revenue Code of 1986, as amended, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this offer may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this offer (or referenced in this offer) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

15. Miscellaneous. This Agreement, together with your CIIAA, the Severance Plan, and any documentation related to your equity interests, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. No term or provision of this Agreement may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships. This Agreement will be governed by the laws of California. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If you are in agreement with the terms set forth above, please sign below and return the signed Agreement.

/s/ Vicki Sato Vicki Sato Chairman of the Board of Directors

Understood and Accepted:

/s/ George Scangos	August 27, 2019
George Scangos, PhD	Date

Exhibit A – CIIAA

Exhibit B – Outside Activities

EXHIBIT A

EXHIBIT B

OUTSIDE ACTIVITIES